Exhibit 99.1

LEAPFROG ANNOUNCES RESIGNATION
OF CHIEF FINANCIAL OFFICER MARK ETNYRE

EMERYVILLE, Calif. - July 5, 2012 - LeapFrog Enterprises, Inc. (NYSE: LF), the leader in educational entertainment for children, announced that chief financial officer Mark A. Etnyre has resigned from the company in order to spend more time with his family and pursue personal interests. The resignation will be effective as of October 1, 2012.

“Mark has built an excellent finance organization and made significant contributions to LeapFrog’s success over the past five years,” said John Barbour, LeapFrog's chief executive officer. “During his tenure, we improved our financial operations and significantly improved our balance sheet and profitability. We thank Mark for his hard work and dedication, and we wish him the best.”

Commenting on his decision, Etnyre said, “I joined LeapFrog because of the importance of helping children achieve their potential and to be a part of an exciting turnaround. The progress over the last five years has been both transformational and rewarding. However, in recent months, personal considerations have shifted my priorities closer to home and my immediate family. Leapfrog is a special place, and I thank JB and LeapFrog's Board for the opportunities they have given me.”

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. LeapFrog’s award-winning product portfolio helps millions of children achieve their potential by delivering best-in-class curriculum through engaging content, fun multimedia learning platforms, and toys. The Learning Path, LeapFrog’s proprietary online destination for parents and extended family, provides personalized feedback on a child’s learning progress and offers recommendations to enhance each child’s learning experience. Through the power of play, LeapFrog’s products and curriculum help children of all ages prepare for school and life success. LeapFrog’s products are available in more than 45 countries and have been used by teachers in more than 100,000 U.S. classrooms. LeapFrog is based in Emeryville, California and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Come see the learning at leapfrog.com.

NOTE: LEAPFROG and the LeapFrog logo are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Contact Information

Investors: Media:

Karen Sansot	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com